As filed with the Securities and Exchange Commission on August 15, 2013

Registration No. 333-127022

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_____________________

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_____________________
OVERHILL FARMS, INC.
(Exact name of registrant as specified in its charter)
_____________________
Nevada	75-2590292
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)
___________________________

2002 EMPLOYEE STOCK OPTION PLAN OF OVERHILL FARMS, INC.

2005 STOCK PLAN OF OVERHILL FARMS, INC.
(Full title of the plans)
___________________________

2727 East Vernon Avenue Vernon, California (323) 582-9977	90058
(Address of principal executive offices)	(Zip Code)
___________________________

James Rudis
Chief Executive Officer and President
Overhill Farms, Inc.
2727 East Vernon Avenue
Vernon, California 90058
(323) 582-9977
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
___________________________

Copies to:
John M. Scott, Esq.
Steven J. Williams, Esq.
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019−6064
___________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:
☐	Large accelerated filer
☐	Accelerated filer
☐	Non-accelerated filer (Do not check if a smaller reporting company)
☒	Smaller reporting company

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (File No. 333-127022) previously filed by Overhill Farms, Inc. (“Overhill” or the “Company”) with the Securities and Exchange Commission on July 29, 2005 (the “Registration Statement”) pertaining to the registration of 800,000 shares of common stock, par value $0.01 per share, reserved for issuance under the 2002 Employee Stock Option Plan of the Company, as amended as of December 3, 2008, at a proposed maximum offering price per share of $3.94 and a proposed maximum aggregate offering price of $3,152,000.00 and 550,000 shares of common stock, par value $0.01 per share, reserved for issuance under the 2005 Stock Plan of the Company, as amended as of December 3, 2008, at a proposed maximum offering price per share of $3.94 and a proposed maximum aggregate offering price of $2,167,000.00.

On August 9, 2013, pursuant to the Agreement and Plan of Merger entered into on May 14, 2013 (the “Merger Agreement”), by and among the Company, Bellisio Foods, Inc., a Minnesota corporation (“Parent”), and Bellisio Acquisition Corp., a Nevada corporation (“Merger Sub”), Merger Sub merged with and into the Company, with the Company continuing as the surviving corporation and as a wholly-owned subsidiary of Parent.

In connection with the transactions contemplated by the Merger Agreement, the offering of the Company’s securities pursuant to the Registration Statement has been terminated as of the date hereof.  In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities of the Company which remain unsold at the termination of the offering subject to the Registration Statement, the Company hereby removes from registration any and all securities registered under the Registration Statement that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vernon, California, on the 15th day of August, 2013.

OVERHILL FARMS, INC.

By:	/s/ James Rudis
	Name:	James Rudis
	Title:	Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James Rudis	Chief Executive Officer and President
James Rudis	(Principal Executive Officer)	August 15, 2013

/s/ Danette Bucsko	Chief Financial Officer
Danette Bucsko	(Principal Financial Officer and Principal Accounting Officer)	August 15, 2013

/s/ Joel Conner
Joel Conner	Director	August 15, 2013